Exhibit 99

Scripps Networks Interactive reports second quarter 2015 financial results

• Revenues of $732.1 million, up 3.4 percent
• Segment profit of $358.5 million, up 12.3 percent
• Net income attributable to SNI of $1.49 per diluted share, up 39.3 percent
• Net income attributable to SNI of $1.47, up 28.9 percent, on an adjusted non-GAAP basis

For immediate release

Aug 4, 2015

KNOXVILLE, Tenn. — Scripps Networks Interactive, Inc. (NYSE: SNI) today reported second-quarter 2015 operating results.

Consolidated revenues for the quarter increased $24.0 million, or 3.4 percent, to $732.1 million from the prior-year period. Results for the three-month period ended June 30 include advertising revenue of $502.9 million, up $5.9 million, or 1.2 percent, over last year and affiliate fee revenue of $215.2 million, up $17.2 million, or 8.7 percent, year over year.

Cost of services and selling, general and administrative expenses for the quarter decreased $15.3 million, or 3.9 percent, to $373.6 million from the prior-year period, driven by a reduction in on-going employee costs as a result of the restructuring program executed in the fourth quarter of 2014. Included in the second quarter of 2015 were:

•	$5.3 million of costs related to the previously announced restructuring program; and
•	$4.2 million of transaction and integration expenses related to the TVN acquisition.

Included in the second quarter of 2014 were:

•	$9.7 million of costs related to the termination of certain third-party service provider contracts.

Excluding the impact of these items in their respective periods, cost of services and selling, general and administrative expenses would have decreased $15.1 million, or 4.0 percent, to $364.0 million.

Total segment profit increased $39.2 million, or 12.3 percent, to $358.5 million, reflecting the lower selling, general and administrative expenses from the previously announced restructuring program.

Second-quarter net income attributable to Scripps Networks Interactive was $193.7 million, or $1.49 per diluted share, compared with $153.8 million, or $1.07 per diluted share, in the prior year. Earnings in the second quarter of 2015 were:

•	Positively impacted by $27.5 million after tax, or $0.21 per share, of foreign currency derivative contracts;
•	Negatively impacted by $18.9 million after tax, or $0.14 per share, of foreign currency effects on TVN funds;
•	Negatively impacted by $3.6 million after tax, or $0.03 per share, of restructuring charges; and
•	Negatively impacted by $2.6 million after tax, or $0.02 per share, of TVN transaction and integration expenses.

Earnings in the second quarter of 2014 were:

•	Negatively impacted by $9.7 million after tax, or $0.07 per share, of contract termination costs.

Excluding the impact of these items in their respective periods, net income attributable to Scripps Networks Interactive would have been $191.3 million, or $1.47 per share, in the second quarter of 2015 compared with $163.5 million, or $1.14 per share, in the second quarter of 2014.

“These results validate the continued strength of our brands, fortified by the close relationships we’ve forged with millions of engaged, upscale consumers, and the advertisers and distributors that want to reach them,” said Kenneth W. Lowe, chairman, president and chief executive officer. “We’re confident we can extend that influence as we continue to grow internationally, reach new audiences who seek out our valued content on a variety of delivery platforms, and build long-term shareholder value.”

HGTV marked 13 consecutive months of ratings growth and scored the second-best quarter in the network’s 20 year history. Both HGTV and Food Network finished in the top 10 among all ad-supported cable networks in the key adult and women 25-54 demos. DIY Network,

Cooking Channel and Great American Country all reached near-record high ratings. Subsequent to the end of the second quarter of 2015, Scripps Networks Interactive closed on its acquisition of a 52.7 percent ownership of TVN, Poland’s premier multi-platform media company, and made a public tender offer to purchase the remaining outstanding shares of TVN. Scripps also continued its international growth with new network launches in Europe, Asia-Pacific and Latin America.

Segment results

	Three months ended			Six months ended
	June 30,			June 30,
(in thousands)	2015	2014	Change	2015	2014	Change

Segment operating revenues:
Lifestyle media	$710,013	$687,730	3.2%	$1,344,198	$1,312,825	2.4%
Corporate and other	22,089	20,500	7.8%	46,154	39,237	17.6%
Intersegment eliminations	-	(98)	(100.0)%	-	(181)	(100.0)%

Total operating revenues	$732,102	$708,132	3.4%	$1,390,352	$1,351,881	2.8%

Segment profit (loss):
Lifestyle media	$392,245	$358,677	9.4%	$688,030	$664,986	3.5%
Corporate and other	(33,728)	(39,392)	(14.4)%	(72,597)	(74,967)	(3.2)%

Total segment profit	$358,517	$319,285	12.3%	$615,433	$590,019	4.3%

Lifestyle media revenues for the second quarter of 2015 increased $22.3 million, or 3.2 percent, to $710.0 million, primarily driven by affiliate fee revenue growth. Total advertising revenue for the lifestyle media segment increased $6.8 million, or 1.4 percent, to $496.9 million, reflecting softness in the advertising market and audience delivery issues at some networks. Affiliate fee revenue grew $15.9 million, or 8.5 percent, to $203.4 million due to annual contractual rate increases and non-linear revenues recorded in the second quarter of 2015.

Lifestyle media segment profit increased $33.6 million, or 9.4 percent, to $392.2 million. This reflects the revenue growth, coupled with decreases in selling, general and administrative expenses.

Corporate and other includes the results of the lifestyle-oriented channels operated internationally. Corporate and other revenues increased $1.6 million, or 7.8 percent, to

$22.1 million, driven by expanding international operations.

Corporate and other segment loss decreased $5.7 million, or 14.4 percent, to $33.7 million compared with the second quarter of 2014, primarily driven by costs related to the termination of certain third-party service provider contracts in the second quarter of 2014.

2015 Updated Full-year Guidance

While the underlying expectations for the business have not changed, we have updated full year 2015 guidance as a result of the TVN acquisition on July 2, 2015. The company now expects:

•	Total revenue to increase about 12 percent;
•	Cost of services to increase about 24 percent.
•	Selling, general and administrative expenses to increase about 5 percent;
•	Interest expense, to be $80 million to $85 million;
•	Noncontrolling share of net income to be $180 million to $190 million; and
•	Capital expenditures to be $65 million to $70 million.

The company reiterated its previously issued effective tax rate guidance of 30 percent to 32 percent. Additionally, once all purchase accounting adjustments are complete, the company expects to update its previously issued depreciation and amortization guidance of $115 million to $125 million on its third quarter earnings call.

Conference call

The senior management team of Scripps Networks Interactive will discuss the company’s second quarter results during a telephone conference call at 10 a.m. ET today. Scripps Networks Interactive will offer a live webcast of the conference call. To access the webcast, visit www.scrippsnetworksinteractive.com and follow the Investors link at the top of the page. The webcast link can be found next to the microphone icon on the investor relations landing page.

To access the conference call by telephone, dial (800) 288-8968 (U.S.) or (612) 332-0802 (international) approximately ten minutes before the start of the call. Callers will need the name of the call, "SNI Second Quarter Earnings Report," to be granted access. Callers also will be asked to provide their name and company affiliation. The media and general public are granted access to the conference call on a listen-only basis.

A replay line will be open from 12:15 p.m. on Aug 4 until 11:59 p.m. EDT on Aug 18. The domestic number to access the replay is (800) 475-6701, and the international number is   (320) 365-3844. The access code for both numbers is 365051.

A replay of the conference call will also be available online. To access the audio replay, visit www.scrippsnetworksinteractive.com approximately four hours after the call, choose the Investors page, then follow the Audio Archives link at the top of the Investor Relations page.

Forward-looking statements

This press release contains certain forward-looking statements related to the company’s businesses that are based on management’s current expectations. Forward-looking statements are subject to certain risks, trends and uncertainties, including changes in advertising demand and other economic conditions that could cause actual results to differ materially from the expectations expressed in forward-looking statements. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. The company’s written policy on forward-looking statements can be found on page F-4 of its 2014 Form 10-K filed with the Securities and Exchange Commission. The company undertakes no obligation to publicly update any forward-looking statements to reflect events or circumstances after the date the statement is made.

About Scripps Networks Interactive
Scripps Networks Interactive (NYSE: SNI) is one of the leading developers of engaging lifestyle content in the home, food and travel categories for television, the Internet and emerging platforms. The company's lifestyle media portfolio comprises popular television and Internet brands HGTV, DIY Network, Food Network, Cooking Channel, Travel Channel and Great American Country, which collectively engage more than 190 million U.S. consumers each month. International operations include TVN, Poland’s premier multi-platform media company; UKTV, an independent commercial joint venture with BBC Worldwide; Asian Food Channel, the first pan-regional TV food network in Asia; and lifestyle channel Fine Living. The company’s global networks and websites reach millions of consumers across North and South America, Asia, Europe, the Middle East and Africa. Scripps Networks Interactive is headquartered in Knoxville, Tenn. For more information, please visit http://www.scrippsnetworksinteractive.com.

# # #

Contact: Scripps Networks Interactive, Inc.

Investors: Mike Gallentine, 865-560-4473, mgallentine@scrippsnetworks.com

Media: Dylan Jones, 865-560-5068, DJones@scrippsnetworks.com, or

Lee Hall, 865-560-3853, LHall@scrippsnetworks.com

SCRIPPS NETWORKS INTERACTIVE, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)	Three months ended			Six months ended
	June 30,			June 30,
(in thousands, except per share data)	2015	2014	Change	2015	2014	Change

Operating revenues	$732,102	$708,132	3.4%	$1,390,352	$1,351,881	2.8%
Operating expenses:
Cost of services, excluding depreciation
and amortization of intangible assets	195,087	190,181	2.6%	394,234	371,319	6.2%
Selling, general and administrative	178,498	198,666	(10.2)%	380,685	390,543	(2.5)%
Depreciation and amortization
of intangible assets	26,438	34,173	(22.6)%	55,028	65,467	(15.9)%
Loss on disposal of property and equipment	44	1,647	(97.3)%	2,560	1,495	(71.2)%
Total operating expenses	400,067	424,667	(5.8)%	832,507	828,824	0.4%

Operating income	332,035	283,465	17.1%	557,845	523,057	6.7%
Interest expense, net	(16,835)	(12,232)	37.6%	(29,802)	(24,663)	20.8%
Equity in earnings of affiliates	27,290	27,263	0.1%	46,235	49,524	(6.6)%
Gain (loss) on derivatives	37,198	(1,339)	(2878.0)%	43,131	(4,476)	1063.6%
Miscellaneous, net	(13,194)	871	(1614.8)%	(13,596)	4,281	(417.6)%

Income from operations before income taxes	366,494	298,028	23.0%	603,813	547,723	10.2%
Provision for income taxes	120,326	92,359	30.3%	191,575	169,265	13.2%

Net income	246,168	205,669	19.7%	412,238	378,458	8.9%
Net income attributable to non-controlling interests	(52,450)	(51,875)	1.1%	(94,677)	(96,368)	(1.8)%
Net income attributable to SNI	$193,718	$153,794	26.0%	$317,561	$282,090	12.6%

Net income attributable to SNI common shareholders
per basic share of common stock	$1.50	$1.08		$2.44	$1.95

Net income attributable to SNI common shareholders
per diluted share of common stock	$1.49	$1.07		$2.43	$1.94

Weighted average basic shares outstanding	129,225	142,342		130,237	144,321

Weighted average diluted shares outstanding	129,868	143,224		130,898	145,252

SCRIPPS NETWORKS INTERACTIVE, INC.
CONSOLIDATED BALANCE SHEETS
(unaudited)		As of
	June 30,		December 31,
(in thousands, except share and par value amounts)	2015		2014

ASSETS
Current assets:
Cash and cash equivalents	$1,140,814		$878,164
Restricted cash	647,596		-
Accounts receivable, net of allowances: 2015 - $7,871; 2014 - $7,889	723,322		629,775
Programs and program licenses	508,150		477,575
Deferred income taxes	40,586		41,831
Other current assets	53,544		110,816
Total current assets	3,114,012		2,138,161
Investments	495,626		463,344
Property and equipment, net of accumulated depreciation:
2015 - $284,831; 2014 - $278,552	208,968		226,246
Goodwill	573,412		573,119
Other intangible assets, net	573,366		595,881
Programs and program licenses (less current portion)	508,601		469,083
Deferred income taxes	36,692		37,265
Other non-current assets	199,925		164,533
Total Assets	$5,710,602		$4,667,632

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$35,281		$21,499
Current portion of debt	-		884,994
Program rights payable	31,703		36,138
Customer deposits and unearned revenue	78,137		47,929
Employee compensation and benefits	43,553		73,185
Accrued marketing and advertising costs	3,959		3,765
Other accrued liabilities	104,294		90,444
Total current liabilities	296,927		1,157,954
Debt (less current portion)	3,440,654		1,494,411
Other liabilities (less current portion)	232,200		234,429
Total liabilities	3,969,781		2,886,794
Redeemable non-controlling interests	95,111		96,251
Equity:
SNI shareholders' equity:
Preferred stock, $0.01 par - authorized: 25,000,000 shares; none outstanding
Common stock, $0.01 par:
Class A - authorized: 240,000,000 shares; issued and
outstanding: 2015 - 94,199,498 shares; 2014 - 97,789,910 shares	942		978
Voting - authorized: 60,000,000 shares; issued and
outstanding: 2015 - 34,317,171 shares; 2014 - 34,317,171 shares	343		343
Total	1,285		1,321
Additional paid-in capital	1,342,325		1,359,023
Retained earnings	92,262		79,994
Accumulated other comprehensive loss	(53,624)		(57,891)
Total SNI shareholders' equity	1,382,248		1,382,447
Non-controlling interest	263,462		302,140
Total equity	1,645,710		1,684,587
Total Liabilities and Equity	$5,710,602		$4,667,632

SCRIPPS NETWORKS INTERACTIVE, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)	Six months ended
	June 30,
(in thousands)	2015	2014

Cash Flows from Operating Activities:
Net income	$412,238	$378,458
Depreciation and amortization of intangible assets	55,028	65,467
Program amortization	322,268	293,591
Equity in earnings of affiliates	(46,235)	(49,524)
(Gain) loss on derivatives	(43,131)	4,476
Program payments	(396,638)	(376,686)
Dividends received from equity investments	44,019	55,853
Deferred income taxes	2,686	(26,687)
Share-based compensation	24,255	23,701
Changes in certain working capital accounts:
Accounts receivable, net	(93,465)	(36,207)
Other assets	(9,530)	(3,383)
Accounts payable	13,246	(626)
Customer deposits and unearned revenue	29,466	(23,802)
Accrued / refundable income taxes	66,712	25,532
Other liabilities	(13,698)	(16,631)
Other, net	19,352	2,325
Cash provided by operating activities	386,573	315,857

Cash Flows from Investing Activities:
Additions to property and equipment	(18,478)	(25,883)
Collections on note receivable	2,322	2,518
Purchases of long-term investments	(30,000)	(16,042)
Foreign currency call option premium	(16,000)	-
Settlement on derivatives	63,019	-
Restricted cash	(652,353)	-
Other, net	(32,444)	(9,506)
Cash used in investing activities	(683,934)	(48,913)

Cash Flows from Financing Activities:
Proceeds from debt	2,760,764	80,000
Payments on debt	(1,700,000)	(80,000)
Deferred loan costs	(13,963)	-
Dividends paid	(59,427)	(57,491)
Dividends paid to non-controlling interests	(135,817)	(171,303)
Repurchase of Class A Common stock	(288,502)	(550,062)
Proceeds from stock options	7,894	28,622
Other, net	(8,147)	(1,111)
Cash provided by (used in) financing activities	562,802	(751,345)
Effect of exchange rate changes on cash and cash equivalents	(2,791)	35
Increase (decrease) in cash and cash equivalents	262,650	(484,366)
Cash and cash equivalents:
Beginning of year	878,164	686,371

End of period	$1,140,814	$202,005
Supplemental Cash Flow Disclosures:
Interest paid, excluding amounts capitalized	$41,132	$23,004
Income taxes refunded	113,921	150,115

NON-GAAP FINANCIAL MEASURES

Our chief operating decision maker evaluates the operating performance of our businesses and makes decisions about the allocation of resources to the businesses using a measure we call segment profit. Segment profit excludes interest, income taxes, depreciation and amortization, divested operating units, investment results and certain other items that are included in net income determined in accordance with accounting principles generally accepted in the United States of America (“GAAP”).

Items excluded from segment profit generally result from decisions made in prior periods or from decisions made by corporate executives rather than the managers of the businesses. Depreciation and amortization charges are the result of decisions made in prior periods regarding the allocation of resources and are, therefore, excluded from the measure. Financing, tax structure and divestiture decisions are generally made by corporate executives. Excluding these items from the performance measure of our businesses enables us to evaluate operating performance based upon current economic conditions and decisions made by the managers of those businesses in the current period.

In the fourth quarter of 2014, we made changes to our management reporting structure related to operating results from our uLive business. In conjunction with this change in our reporting structure, we now report the results of uLive within the lifestyle media segment rather than the corporate and other caption. For comparability purposes, prior year segment results have also been reclassified to reflect the impact of this management reporting change. This reclassification only affects our segment reporting and does not change our consolidated operating revenues, operating income or net income.

A reconciliation of segment profit to operating income determined in accordance with GAAP for each business segment is as follows:

	Three months ended		Six months ended
	June 30,		June 30,
(in thousands)	2015	2014	2015	2014

Operating income	$332,035	$283,465	$557,845	$523,057
Depreciation and amortization of intangible assets:
Lifestyle media	22,869	29,081	47,521	55,644
Corporate and other	3,569	5,092	7,507	9,823
Loss (gain) on disposal of property and equipment:
Lifestyle media	34	1,647	3,581	1,495
Corporate and other	10	-	(1,021)	-

Total segment profit	$358,517	$319,285	$615,433	$590,019

TVN transaction and integration expenses	4,221	-	14,412	-
Restructuring costs	5,320	-	10,334	-
Contract termination costs	-	9,700	-	9,700

Segment profit excluding acquisition and restructuring costs	$368,058	$328,985	$640,179	$599,719

We define free cash flow as cash provided by operating activities less dividends paid to non-controlling interests and acquisitions of property and equipment. We measure free cash flow as we believe it is an important indicator for management and investors as to our liquidity, including our ability to reduce debt, make strategic investments and return capital to shareholders. A reconciliation of free cash flow is as follows:

	Three months ended		Six months ended
	June 30,		June 30,
(in thousands)	2015	2014	2015	2014

Segment profit	$358,517	$319,285	$615,433	$590,019
Income taxes paid	(149,738)	(150,428)	(113,921)	(150,115)
Interest paid	(24,687)	(7,645)	(41,132)	(23,004)
Working capital and other	(72,272)	(63,641)	(73,807)	(101,043)

Cash provided by operating activities	111,820	97,571	386,573	315,857
Dividends paid to non-controlling interests	(40,911)	(45,783)	(135,817)	(171,303)
Additions to property and equipment	(9,079)	(16,688)	(18,478)	(25,883)

Free cash flow	$61,830	$35,100	$232,278	$118,671

Since segment profit and free cash flow are non-GAAP measures, they should be considered in addition to, but not as a substitute for, operating income, net income, cash flow provided by operating activities and other measures of financial performance reported in accordance with GAAP.

The table below reconciles certain non-GAAP measures related to TVN transaction and integration expenses, TVN derivative contracts, foreign currency effects on TVN funds, restructuring costs and contract termination costs with the most directly comparable GAAP financial measures: cost of services, excluding depreciation and amortization of intangible assets, selling general and administrative, net income attributable to SNI and diluted earnings per share.

(in thousands, except per share data)	Three Months ended June 30, 2015
	Cost of services, excluding depreciation and amortization of intangible assets		Total cost of services and selling, general and administrative expenses

		Selling, general and administrative		Net income attributable to SNI (A)		Diluted earnings per share

Reported GAAP measure	$195,087	$178,498	$373,585	$193,718		$1.49
TVN transaction and integration expenses	-	(4,221)	(4,221)	2,617		0.02
Net gain on TVN derivative contracts	-	-	-	(27,534)		(0.21)
Foreign currency effects due to TVN funds	-	-	-	18,891		0.14
Restructuring costs	(871)	(4,449)	(5,320)	3,592		0.03
Contract termination costs	-	-	-	-		-

Adjusted non-GAAP measure	$194,216	$169,828	$364,044	$191,284		$1.47

(A) Items tax effected at 38% statutory rate with the exception of foreign currency effects due to TVN funds and contract termination costs, which both have an effective tax rate of 0%.

(in thousands, except per share data)	Three Months ended June 30, 2014
	Cost of services, excluding depreciation and amortization of intangible assets		Total cost of services and selling, general and administrative expenses

		Selling, general and administrative		Net income attributable to SNI (A)		Diluted earnings per share

Reported GAAP measure	$190,181	$198,666	$388,847	$153,794	$	$1.07
TVN transaction and integration expenses	-	-	-			-
Net gain on TVN derivative contracts	-	-	-	-		-
Foreign currency effects due to TVN funds	-	-	-	-		-
Restructuring costs	-	-	-	-		-
Contract termination costs	-	(9,700)	(9,700)	9,700		0.07

Adjusted non-GAAP measure	$190,181	$188,966	$379,147	$163,494		$1.14

(A) Items tax effected at 38% statutory rate with the exception of foreign currency effects due to TVN funds and contract termination costs, which both have an effective tax rate of 0%.

SUPPLEMENTAL FINANCIAL INFORMATION

Lifestyle media earns revenue primarily from the sale of advertising time on our national television networks and interactive platforms, affiliate fees paid by cable and television systems and telecommunication service providers and other distributors that carry our network programming and the licensing of our content to third parties and brands for consumer products, such as videos, books, kitchenware and tools.

Supplemental information for lifestyle media is as follows:

	Three months ended			Six months ended
	June 30,			June 30,
(in thousands)	2015	2014	Change	2015	2014	Change

Operating revenues by brand:

HGTV	$271,784	$246,597	10.2%	$509,085	$473,812	7.4%
Food Network	228,069	237,993	(4.2)%	445,367	456,966	(2.5)%
Travel Channel	81,729	85,227	(4.1)%	157,646	164,968	(4.4)%
DIY Network	47,984	43,209	11.1%	86,374	78,351	10.2%
Cooking Channel	35,102	32,229	8.9%	65,725	60,527	8.6%
Great American Country	8,111	7,849	3.3%	15,465	14,953	3.4%
Digital Businesses	34,336	31,650	8.5%	58,710	57,843	1.5%
Other	4,133	4,518	(8.5)%	7,566	7,778	(2.7)%
Intrasegment eliminations	(1,235)	(1,542)	(19.9)%	(1,740)	(2,373)	(26.7)%

Total segment operating revenues	$710,013	$687,730	3.2%	$1,344,198	$1,312,825	2.4%

Operating revenues by type:

Advertising	$496,879	$490,129	1.4%	$925,430	$918,151	0.8%
Network affiliate fees, net	203,444	187,503	8.5%	401,271	377,674	6.2%
Other	9,690	10,098	(4.0)%	17,497	17,000	2.9%